EXHIBIT 99.1
Execution Version
SHARE PURCHASE AGREEMENT
THIS AGREEMENT is dated effective as of the Closing Time on November 10, 2025.
Between
MANTIQUEIRA OVERSEAS FUND LTD., an exempted company existing under the laws of the Cayman Islands, with its registered office in Grand Cayman, Cayman Islands
(the "Vendor")
And
WATEROUS ENERGY FUND III (CANADIAN) LP, a limited partnership existing under the laws of the Province of Alberta
("WEF Canada")
And
WATEROUS ENERGY FUND III (US) LP, a limited partnership existing under the laws of the Province of Alberta
("WEF US")
And
WATEROUS ENERGY FUND III (INTERNATIONAL) LP, a limited partnership existing under the laws of the Province of Alberta
("WEF International")
And
WATEROUS ENERGY FUND III (CANADIAN FI) LP, a limited partnership existing under the laws of the Province of Alberta
("WEF Canada II")
And
WATEROUS ENERGY FUND III (INTERNATIONAL FI) LP, a limited partnership existing under the laws of the Province of Alberta
("WEF International II", and collectively with WEF Canada, WEF US, WEF International and WEF Canada II, the "Purchasers")

RECITALS
A.
The Vendor is the beneficial owner of an aggregate of 3,296,730 Purchased Shares (as defined herein) representing, as of the date hereof, approximately 4.7% of the issued and outstanding Common Shares (as defined herein) in the capital of Greenfire Resources Ltd., a corporation existing under the laws of the Province of Alberta (the "Company").

B.
The Vendor has agreed to sell, transfer and assign to the Purchasers, and the Purchasers have agreed to purchase and acquire from the Vendor, all of the legal and beneficial interest in and to the Purchased Shares, subject to and in accordance with the terms and conditions as hereinafter set forth.

C.
The Vendor and the Purchasers hereby acknowledge and agree that the transactions contemplated by this Agreement are intended to be consistent with an exempt take-over bid pursuant to NI 62-104 (as defined herein) and the Vendor and the Purchasers intend to be consistent with the requirements of the Private Agreement Exemption (as defined herein).

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the promises and the mutual agreements and covenants herein contained (the receipt and adequacy of which consideration is hereby mutually admitted by each Party), the Parties hereby covenant and agree as follows:
ARTICLE 1
INTERPRETATION
Section 1.1 Definitions
In this Agreement the following words and phrases will have the meanings set forth after each:
(a)
"Affiliate" of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise, which, in the case of the Purchasers, shall not include the Company;

(b)	"Agreement" means this share purchase agreement and all attached Schedules, in each case, as may be supplemented, amended, restated or replaced from time to time;
(c)
"Applicable Law" means any Canadian, U.S., Cayman Islands or foreign federal, provincial, state, local or municipal statute, law (including common law), ordinance, rule having the force of law, regulation, by-law, order, decree, directive or writ of any Governmental Authority, including Securities Laws that apply in whole or in part to a Party;

(d)	"Business Day" means a day other than Saturday or Sunday on which banks are open for transactions of domestic business in Calgary, Alberta and in New York, New York;
(e)
"Canadian Securities Laws" means, collectively, the securities laws of each province of Canada and the respective rules, regulations, instruments, blanket orders and blanket rulings and published policies, policy statements and notices of the Canadian Securities Regulators, and includes the rules, regulations and policies of the TSX;

(f)	"Canadian Securities Regulators" means, collectively, the securities commission or other securities regulatory authority of each province of Canada;

(g)	"Closing" means the completion of the sale to and purchase by the Purchasers of the Purchased Shares and the completion of all other transactions contemplated by this Agreement;
(h)	"Closing Date" means the date hereof;
(i)	"Closing Time" means 6:00 a.m. (Calgary time) on the Closing Date or such other time on the Closing Date as the Parties may agree in writing that the Closing will take place;
(j)	"Common Shares" means common shares in the capital of the Company;
(k)	"Company" has the meaning set out in Recital A to this Agreement;
(l)
"Encumbrances" means any encumbrance of any kind whatever (registered or unregistered) and whether contingent or otherwise and includes a mortgage, easement, encroachment, adverse claim, restrictive covenant, title retention agreement, option or privilege, lien, hypothec, pledge, hypothecation, assignment, charge, security or security interest;

(m)	"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;
(n)
"Governmental Authority" means any Canadian, U.S., Cayman Islands or foreign governmental body, authority, office, department, or agency, whether federal, provincial, state, territorial, municipal or local governmental regulatory or administrative authority, tribunal, court, commission or any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or any court, tribunal, judicial or arbitral body, or any stock exchange (including the TSX and the NYSE) or securities commission (including the Canadian Securities Regulators and the U.S. Securities and Exchange Commission), having jurisdiction;

(o)	"NI 45-106" means National Instrument 45-106 – Prospectus Exemptions in effect on the date of this Agreement;
(p)	"NI 62-104" means National Instrument 62-104 – Takeover Bids and Issuer Bids in effect on the date of this Agreement;
(q)	"NYSE" means the New York Stock Exchange;
(r)	"Parties" means the Vendor and the Purchasers and "Party" means one of them;
(s)
"Person" includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority, or any trustee, executor, administrator or other legal representative thereof;

(t)	"Private Agreement Exemption" means the take-over bid exemption set forth in Section 4.2 of NI 62-104;
(u)
"Proceeding" means any litigation, action, suit, investigation, hearing, inquiry, claim, grievance, arbitration proceeding or other similar proceeding, civil, administrative or criminal, commenced, scheduled, conducted, heard or to be heard by or before any Governmental Authority and any appeal or review thereof and any application for appeal or review;

(v)	"Purchase Price" has the meaning as set out in Section 2.2;
(w)	"Purchased Shares" means 3,296,730 Common Shares to be acquired by the Purchasers pursuant to this Agreement;
(x)	"Purchasers" means, collectively, WEF Canada, WEF US, WEF International, WEF Canada II and WEF International II, and each, individually, is referred to herein as a "Purchaser";
(y)	"Securities Act" means the U.S. Securities Act of 1933, as amended;
(z)	“Securities Filings” has the meaning set out in Section 6.1;
(aa)	"Securities Laws" means, together, Canadian Securities Laws and U.S. Securities Laws;
(bb)	"TSX" means the Toronto Stock Exchange;
(cc)	"U.S." means the United States of America;
(dd)
"U.S. Securities Laws" means federal and state securities laws of the U.S. and all rules, regulations and orders promulgated thereunder, and includes the rules, regulations and policies of the NYSE; and

(ee)	"Vendor" means Mantiqueira Overseas Fund Ltd., a Cayman Islands exempted company with its registered office in Grand Cayman, Cayman Islands.
Section 1.2 Interpretation
The headings used in this Agreement, and its division into articles, sections, schedules, and other subdivisions, do not affect its interpretation. All references in this Agreement to a designated "Article" or "Section" is to the designated Article or Section to this Agreement, unless otherwise specifically stated. Where the word "including" or "includes" is used in this Agreement, it means "including (or includes), without limitation". Agreement to a statute, statutory instrument or regulation includes all regulations, rules and policies made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements, supersedes or replaces any such statute, statutory instrument, regulation, rule or policy. The Parties acknowledge that they have each participated in settling the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.
Section 1.3 Time
Time is of the essence of this Agreement and of every part of this Agreement, and no extension or variation of this Agreement will operate as a waiver of this provision.

Section 1.4 Knowledge
Any statement in this Agreement expressed to be made to the knowledge of a Party will be understood to be made on the basis of the actual knowledge of any director or officer of the Party, after reasonable inquiry of the applicable employees, officers or directors of the Party.
ARTICLE 2
PURCHASE AND SALE
Section 2.1 Purchased Shares
Based and relying on the representations and warranties set forth in Section 3.1 and Section 4.1 hereof, the Purchasers hereby purchase and acquire the Purchased Shares from the Vendor and the Vendor hereby sells and transfers the Purchased Shares to the Purchasers, free and clear of all Encumbrances in consideration for the payment of the Purchase Price by the Purchasers effective as of the Closing Time.
The Purchased Shares will be apportioned among the Purchasers as set forth in Schedule I hereto. For greater clarity, this apportionment shall not affect the aggregate number of Purchased Shares acquired by the Purchasers, collectively, pursuant to this Agreement, which shall remain as 3,296,730 Purchased Shares.
Section 2.2 Purchase Price
The aggregate consideration payable by the Purchasers to the Vendor for the Purchased Shares is CAD$21,593,581.50 (representing a price of CAD$6.55 per Purchased Share) (the "Purchase Price").
ARTICLE 3
REPRESENTATIONS, WARRANTIES OF THE VENDOR
Section 3.1 Representations and Warranties
In order to induce the Purchasers to enter into and to consummate the transactions contemplated by this Agreement, the Vendor hereby represents and warrants to the Purchasers as follows as of the date of this Agreement:
(a)
Organization and Good Standing. The Vendor is an exempted company duly incorporated, organized and validly existing, and is in good standing, under the laws of the Cayman Islands and has the corporate power and capacity to carry on its business as presently conducted and to own and sell the Purchased Shares;

(b)
Proceedings. No Proceedings have been taken or authorized by the Vendor, or, to the Vendor's knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Vendor;

(c)
Authority. The Vendor has due and sufficient right, authority and capacity to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Purchased Shares to the Purchasers, free and clear of all Encumbrances, and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or similar applicable action on the part of the Vendor;

(d)
Agreement Valid. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms. The Vendor is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by the Vendor of this Agreement or the performance by the Vendor of any of the terms hereof;

(e)	Residency of Vendor. The Vendor is not resident in Canada for the purposes of the Income Tax Act (Canada) and is not located in Canada for the purposes of NI 62-104;
(f)
Consents and Approvals. To the Vendor's knowledge, no consent, approval, order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by the Vendor in connection with:

(i)	the Closing; or
(ii)	the transactions contemplated by, or the observance and performance by the Vendor of its obligations under, this Agreement;
(g)
Litigation. The Vendor is not subject to nor are there any outstanding or, to the Vendor's knowledge, threatened Proceedings or any outstanding judgment, order, writ, injunction or decree which, if determined adversely, would either individually or in the aggregate:

(i)	prevent the Vendor from selling to the Purchasers the Purchased Shares to be sold by it hereunder;
(ii)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares to be sold by the Vendor as contemplated by this Agreement;
(iii)	prevent the Vendor from fulfilling any of its obligations set out in this Agreement or arising from this Agreement; or
(iv)	otherwise prevent or materially impede the completion of the transactions contemplated by this Agreement as they relate to the Vendor;
(h)
Title and Ownership Interest. The Vendor is the sole legal and beneficial owner of, and has good and marketable title to, or a valid “security entitlement” within the meaning of Section 8-501 of the New York Uniform Code in respect of, the Purchased Shares owned by the Vendor, free and clear of all Encumbrances. The Vendor has the exclusive right to dispose of the Purchased Shares of which it is the owner as provided in this Agreement;

(i)
Absence of Options, etc. Other than this Agreement, the Vendor has not entered into any other agreement with respect to the Purchased Shares, and there is no contract, agreement or option binding upon or which may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares to be sold by the Vendor or giving anyone a claim against or a right or ability to acquire any of, or any interest in, the Purchased Shares to be sold by the Vendor;

(j)	Investor Rights Agreement. The Vendor is not a party to any investor rights agreement or any similar agreement with the Company;
(k)	Indebtedness to Company. The Vendor is not indebted to the Company;
(l)	Securities Laws.
(i)
The Vendor acknowledges that this Agreement, and the sale and purchase of the Purchased Shares hereunder, is being made consistent with the Private Agreement Exemption. The Vendor represents that it has not been formed, organized or structured, and it has not acquired any of the Purchased Shares from any other Person, in order that the Vendor might make use of the Private Agreement Exemption. The Vendor acknowledges that it is not acting as nominee, agent, trustee, executor, administrator or other legal representative for any other Person in respect of any of the Purchased Shares; and

(ii)
the Vendor is an accredited investor (as defined in Rule 501 promulgated under the Securities Act) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its sale of the Purchased Shares;

(m)
Withholding Tax. Provided that the Purchased Shares are listed on the TSX on the Closing Date, the Purchased Shares will not be “taxable Canadian property” to the Vendor within the meaning of the Income Tax Act (Canada); and

(n)	Finder's Fees.	The Vendor is not a party to any contract with any Person that would give rise to any liability of any of the Parties to pay a brokerage commission, finder's fee or like payment in connection with the purchase and sale of the Purchased Shares or the transactions contemplated by this Agreement other than customary execution fees that may be payable to execution brokers in connection with liquidating the transfer of the Purchased Shares in accordance with Section 5.2 below.
Section 3.2 Survival, No Additional Representations or Warranties, and Reliance
(a)
The representations and warranties of the Vendor contained in this Agreement will survive the Closing and, notwithstanding the Closing, will (except where otherwise specifically provided in this Agreement) continue in full force and effect for a period of one (1) year from the Closing Date.

(b)
Except as provided in Section 3.1, neither the Vendor nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Purchasers or their respective Affiliates, respective directors, officers, employees, stockholders, partners, members or representatives in connection with the transactions contemplated by this Agreement, including any express or implied warranty or representation regarding the Company or any of its subsidiaries; provided however, that no Purchaser is disclaiming any claims it may have against the Company not related to the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS, WARRANTIES OF THE PURCHASERS
Section 4.1 Representations and Warranties
In order to induce the Vendor to enter into and to consummate the transactions contemplated by this Agreement, the Purchasers hereby, jointly and severally, represent and warrant to the Vendor as follows as of the date of this Agreement:
(a)
Organization and Good Standing. Each Purchaser is a limited partnership duly formed, organized and validly existing, and is in good standing under, the laws of its respective jurisdiction of formation, as the case may be, and has the power and capacity to carry on its business as presently conducted and to purchase and own the Purchased Shares;

(b)
Proceedings. No Proceedings have been taken or authorized by the Purchasers, or, to the Purchasers' knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of any Purchaser;

(c)
Authority. The Purchasers have due and sufficient right, authority and capacity to enter into this Agreement on the terms and conditions herein set forth and to purchase the legal and beneficial title and ownership of the Purchased Shares from the Vendor, and to perform their obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of each of the Purchasers;

(d)
Agreement Valid. This Agreement constitutes a valid and binding obligation of the Purchasers enforceable against the Purchasers in accordance with its terms. No Purchaser is a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by the Purchasers of this Agreement or the performance by the Purchasers of any of the terms hereof;

(e)
Consents and Approvals. To the Purchasers' knowledge, other than the filing of any required early warning reports and/and insider reports with the Canadian Securities Regulators and reports under Section 13(d) of the Exchange Act with the U.S. Securities and Exchange Commission, as applicable, no consent, approval, order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by the Purchasers in connection with:

(i)	the Closing; or
(ii)	the transactions contemplated by, or the observance and performance by the Purchasers of their obligations under, this Agreement;
(f)	Finder's Fees. None of the Purchasers are a party to any contract with any Person that would give rise to any liability of any of the Parties to pay a brokerage commission, finder's fee or like payment in connection with the purchase and sale of the Purchased Shares or the transactions contemplated by this Agreement;
(g)	Accredited Investors. Each Purchaser is an "accredited investor" (as defined in each of section 1.1 of NI 45-106 and Rule 501 promulgated under the Securities Act) and is purchasing the Purchased Shares as a principal and was not created, and is not being used, solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of "accredited investor" in NI 45-106;
(h)
Private Agreement Exemption. The Purchasers acknowledge that this Agreement, and the sale and purchase of the Purchased Shares hereunder, is being made consistent with the Private Agreement Exemption, and the Purchasers represent and warrant that they have not made any such bid or offer to acquire Common Shares generally to holders of Common Shares and are not acquiring Common Shares from more than five (5) Persons in the aggregate in connection with the transactions contemplated by this Agreement;

(i)
Resale Restrictions. The Purchasers acknowledge that they are, collectively, a control person of the Company and that the Purchased Shares may be subject to resale restrictions under applicable Canadian Securities Laws and Rule 144 and Regulation S under the Securities Act;

(j)
Financing. The Purchasers have sufficient funds to consummate the purchase of the Purchased Shares in accordance with the terms of this Agreement and acknowledge that there is no financing condition relating to the purchase of the Purchased Shares hereunder; and

(k)
Due Diligence. The Purchasers' decision to purchase the Purchased Shares and execute this Agreement has not been based on, and the Purchasers have not relied on, any verbal or written representation made by or on behalf of the Vendor (except as specifically set forth herein).

Section 4.2 Survival; No Additional Representations or Warranties
(a)
The representations and warranties of the Vendor contained in this Agreement will survive the Closing and, notwithstanding the Closing, will (except where otherwise specifically provided in this Agreement) continue in full force and effect for a period of one (1) year from the Closing Date.

(b)
Except as provided in Section 4.1, neither the Purchasers nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Vendor or its Affiliates, respective directors, officers, employees, stockholders, partners, members or representatives in connection with the transactions contemplated by this Agreement.

ARTICLE 5
CLOSING
Section 5.1 Electronic Closing
The Closing shall occur electronically at the Closing Time.
Section 5.2 Receipt of Closing Deliverables by Purchasers
The Purchasers hereby acknowledge receipt of the following:

(a)
the Purchased Shares by way of "Delivery Versus Payment" settlement through the Purchasers' and Vendor's respective brokerage accounts, in each case as directed by the Purchasers, along with such other documents reasonably necessary to transfer to the Purchasers, title to such Purchased Shares; and

(b)
all other necessary consents, resolutions, approvals, waivers and authorizations required to enable the transfer of the Purchased Shares to the Purchasers and the other transactions as provided for in this Agreement.

Section 5.3 Receipt of Closing Deliverables by Vendor
The Vendor hereby acknowledges receipt of the wire transfer(s) in immediately available funds payable to the Vendor, as the Vendor directed, in the amount of the Purchase Price.
ARTICLE 6
GENERAL
Section 6.1 Public Notice
Except for disclosure and filings made under applicable Securities Laws, including but not limited to early warning reports and insider reports under Canadian Securities Laws and reports under Section 13(d) of the Exchange Act with the U.S. Securities and Exchange Commission (collectively, “Securities Filings”), the Parties hereto agree that all notices to third Parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and co-ordinated and no Party hereto will act unilaterally in this regard without the prior approval of the others, provided that the identity of the Vendor, its investment manager and their respective Affiliates shall not be disclosed in any Securities Filings made by the Purchasers. Notwithstanding the foregoing, nothing contained herein will prevent a Party at any time from disclosing information as required by Applicable Law.
Section 6.2 Survival
Notwithstanding anything else contained herein, and without limiting any of the provisions hereof, the obligations of the Parties specified in Article 3 (Representations, Warranties of the Vendor), Article 4, (Representations, Warranties of the Purchasers), Section 6.1 (Public Notice), this Section 6.2 (Survival), Section 6.3 (Expenses), Section 6.4 (Notices), Section 6.5 (Governing Law), Section 6.8 (Entire Agreement) and Section 6.12 (Enurement) shall survive Closing and continue to bind the Parties in accordance with their terms.
Section 6.3 Expenses
All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.
Section 6.4 Notices
Any notice required or authorized to be given under this Agreement will be in writing and will be delivered (a) in person, (b) by email with receipt of delivery, (c) by registered mail, return receipt requested, or (d) by reputable courier service. Notices will be effective upon the date of delivery, if delivered prior to 5:00 p.m. at the recipient's location, or on the next Business Day if delivered after such time. Notices will be addressed to the Parties as follows:

(a)	If to the Purchasers at:
Waterous Energy Fund Management Corp.
Suite 600, 301 – 8th Avenue S.W.
Calgary, Alberta T2P 1C5
Attention:     Adam Waterous
E-mail:         [REDACTED]
with a copy (which shall not constitute notice) to:
Blake, Cassels & Graydon LLP
Suite 3500, 855 – 2nd Street S.W.
Calgary, Alberta T2P 4J8
Attention:    Olga Kary / Kevin Kerr
Email:                  [REDACTED] /         [REDACTED]

(b)	If to the Vendor at:
Brasil Warrant
450 Park Avenue
Floor 28
New York, NY 10022
USA
Attention: Legal Department
Email:         [REDACTED] /         [REDACTED]

Any Party may change its address by notice to the other Parties given in the same manner as provided in this Section 6.4.
Section 6.5 Governing Law
This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta and the Parties hereto submit and attorn to the exclusive jurisdiction of the Courts of the Province of Alberta.
Section 6.6 Withholding Tax
Provided that the Purchased Shares are listed on the TSX on the Closing Date, the Purchasers will not make any withholdings on, or in respect of, the Purchase Price payable to the Vendor pursuant to section 116 of the Income Tax Act (Canada).
Section 6.7 Severability
If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 6.8 Entire Agreement
This Agreement constitutes the entire agreement between the Parties hereto and supersede all prior agreements, understandings, representations and warranties, oral or written, by and between any of the Parties hereto with respect to the subject matter hereof.
Section 6.9 Amendment
This Agreement will not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.
Section 6.10 Waiver
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.
Section 6.11 Further Assurances
The Parties hereto will with reasonable diligence do all such deeds, acts and things and provide all such reasonable assurances as may be required in the reasonable opinion of the Purchasers' counsel and the Vendor's counsel to consummate the transactions contemplated hereby, and each Party hereto will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.
Section 6.12 Enurement
No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, personal representatives, and permitted successors and assigns.
Section 6.13 Counterparts
This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such agreement or facsimile so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument.
[Remainder of page intentionally left blank]

The Parties have executed this Agreement on the date and year first indicated above.
MANTIQUEIRA OVERSEAS FUND LTD.
By:	/s/ Nuno Miguel Campos Guapo de Almeida
Name: Nuno Miguel Campos Guapo de Almeida
Title: Director
By:	/s/ Pedro Frade de Andrade
Name: Pedro Frade de Andrade
Title: Director

[Signature Page to Share Purchase Agreement]

WATEROUS ENERGY FUND III (CANADIAN) LP, by its general partner, WEF III GP (CANADIAN) CORP.

By:	/s/ Adam Waterous
Name: Adam Waterous
Title: CEO & Managing Partner

WATEROUS ENERGY FUND III (US) LP, by its general partner, WEF III GP (US) CORP.

By:	/s/ Adam Waterous
Name: Adam Waterous
Title: CEO & Managing Partner

WATEROUS ENERGY FUND III (INTERNATIONAL) LP, by its general partner, WEF III GP (INTERNATIONAL) CORP.

By:	/s/ Adam Waterous
Name: Adam Waterous
Title: CEO & Managing Partner

WATEROUS ENERGY FUND III (CANADIAN FI) LP, by its general partner, WEF III GP (CANADIAN FI) CORP.

By:	/s/ Adam Waterous
Name: Adam Waterous
Title: CEO & Managing Partner

WATEROUS ENERGY FUND III (INTERNATIONAL FI) LP, by its general partner, WEF III GP (INTERNATIONAL FI) CORP.

By:	/s/ Adam Waterous
Name: Adam Waterous
Title: CEO & Managing Partner

[Signature Page to Share Purchase Agreement]

SCHEDULE I
ALLOCATION OF PURCHASED SHARES
[REDACTED]